FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Covina, CA – February 1, 2012. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $2.0 million, or $0.22 per diluted share for the quarter ended December 31, 2011 and $4.1 million, or $0.45 per diluted share for the six months then ended.  This compares to net income of $2.3 million, or $0.24 per diluted share for the quarter ended December 31, 2010 and $4.0 million, or $0.43 per diluted share for the six months then ended.

“We are pleased to report a solid second quarter,” said Dustin Luton, President and Chief Executive Officer of Kaiser Federal Financial Group.   Luton continued, “The initiation of a stock repurchase program illustrates our confidence in the long term value of the Company.  We believe our common stock is an attractive investment, and the Company’s continuing strong performance warrants deployment of capital into this investment.”

Total assets increased to $932.6 million at December 31, 2011 from $856.4 million at June 30, 2011 due primarily to an increase in cash and cash equivalents, and securities available-for-sale.  The increase in assets was funded with Federal Home Loan Bank (“FHLB”) advances and increased deposits. Securities available-for-sale increased to $63.0 million at December 31, 2011 from $16.0 million at June 30, 2011 due to the purchase of $57.3 million in agency mortgage-backed securities and collateralized mortgage obligations, offset in part by $10.4 million in maturities, principal repayments and amortization.

FHLB advances increased to $100.0 million at December 31, 2011 as compared to $60.0 million at June 30, 2011.  The weighted average cost of FHLB advances was 2.85% at December 31, 2011 as compared to 4.86% at June 30, 2011.  During the six months ended December 31, 2011, the Bank borrowed $60.0 million in FHLB advances at a weighted average cost of 1.64%.  This new borrowing was partially offset by $20.0 million in FHLB advance maturities.  The extension of borrowing has allowed the Bank to improve its interest rate risk position by locking in longer term funding as the weighted average term on the new borrowings is five years.  Deposits increased $32.3 million to $667.0 million at December 31, 2011 as compared to $634.7 million at June 30, 2011.  The $32.3 million increase in deposits was comprised of $16.8 million in noninterest bearing deposits and $15.5 million in interest bearing deposits.  The increase in noninterest bearing deposits was primarily a result of the timing of customer payroll deposits as compared to June 30, 2011.  The increase in interest bearing deposits was primarily a result of the introduction of new money market products as well as increases in balances of existing money market products.

Net interest income remained relatively stable for the three and six months ended December 31, 2011 as compared to the same period last year.  Net interest income increased slightly by $117,000, or 1.55% to $7.7 million for the quarter ended December 31, 2011 as compared to $7.6 million for the quarter ended December 31, 2010. Net interest income increased $415,000, or 2.75% to $15.1 million for the six months ended December 31, 2011 from $14.7 million for the same period last year.

The allowance for loan losses to non-performing loans was 32.62% at December 31, 2011 as compared to 43.06% at June 30, 2011.  The decline in the allowance for loans losses to non-performing loans was a result of $2.2 million in charge-offs of previously identified specific valuation allowances on loans generally six months or more delinquent during the six months ended December 31, 2011.  There was no provision for loan losses for the three and six months ended December 31, 2011 as compared to $200,000 for the three months ended December 31, 2010 and $950,000 for the six months ended December 31, 2010. The decline in the provision was primarily a result of a decline in historical loss ratios and peer group loss factors on loans collectively evaluated for impairment.  While annualized net charge-offs increased to 0.89% of average outstanding loans for the six months ended December 31, 2011 as compared to 0.39% of average outstanding loans for the year ended June 30, 2011, historical loss ratios declined as specific valuation allowances were included in the historical loss factors in the periods they were identified.  Delinquent loans 60 days or more totaled $10.2 million, or 1.46% of total loans at December 31, 2011 as compared to $10.5 million, or 1.48% of total loans at June 30, 2011.  Non-performing loans decreased $1.3 million to $25.1 million at December 31, 2011 from $26.4 million at June 30, 2011.  The decrease in non-performing loans was primarily attributable to charge-offs of specific valuation allowance during the six months ended December 31, 2011.  Consequently, non-performing loans to total loans declined to 3.59% at December 31, 2011 from 3.73% at June 30, 2011.  The provision reflected management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.

Noninterest expense increased $718,000, or 14.9% to $5.6 million for the quarter ended December 31, 2011 as compared to $4.8 million for the quarter ended December 31, 2010.  Noninterest expense increased $1.2 million, or 12.8% to $10.7 million for the six months ended December 31, 2011 from $9.5 million for the same period last year.  The increase was primarily due to an increase in salaries and benefits and professional services.  The increase in salaries and benefits was a result of an increase in employees hired primarily in the areas of eCommerce and Lending.  Employees hired in eCommerce will focus on expanding customer relationships through enhanced online banking and bill payment services.  We have also hired seasoned loan officers, underwriters and support staff in the income property and one-to-four family origination departments.  Professional services increased due to an increase in financial advisory, strategic and leadership advisory services as well as recruitment costs.

Total stockholders’ equity, represented 17.16% of total assets and increased to $160.0 million at December 31, 2011 from $157.4 million at June 30, 2011.  Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

As was previously announced, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 480,257 shares.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that has been adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission rules.  For the three and six months ended December 31, 2011, the Company repurchased 57,000 shares at aggregate cost of $700,000.  The shares were repurchased at a weighted average price of $12.20 per share.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2011
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31, 2011	June 30, 2011
Total assets	$932,612	$856,439
Gross loans receivable	700,505	708,013
Allowance for loan losses	(8,193)	(11,367)
Cash and cash equivalents	131,221	89,654
Securities available-for-sale, at fair value	62,961	16,038
Total deposits	667,028	634,709
Borrowings	100,000	60,000
Total stockholders’ equity	$160,045	$157,399

Asset Quality Ratios:
Equity to total assets	17.16%	18.38%
Delinquent loans 60 days or more to total loans	1.46%	1.48%
Non-performing loans to total loans	3.59%	3.73%
Non-performing assets to total assets	2.76%	3.18%
Net charge-offs to average loans outstanding (YTD annualized)	0.89%	0.39%
Allowance for loan losses to total loans	1.17%	1.61%
Allowance for loan losses to non-performing loans	32.62%	43.06%

	Three Months Ended December 31		Six Months Ended December 31,
Selected Operating Data and Ratios:	2011	2010	2011	2010
Interest income	$10,416	$11,200	$20,693	$22,391
Interest expense	(2,727)	(3,628)	(5,594)	(7,705)
Net interest income	7,689	7,572	15,099	14,686
Provision for loan losses	—	(200)	—	(950)
Net interest income after provision for loan losses	7,689	7,372	15,099	13,736
Noninterest income	1,154	1,115	2,232	2,213
Noninterest expense	(5,554)	(4,836)	(10,741)	(9,526)
Income before income tax expense	3,289	3,651	6,590	6,423
Income tax expense	(1,241)	(1,381)	(2,489)	(2,388)
Net income	$2,048	$2,270	$4,101	$4,035

Net income per share – basic and diluted	$0.22	$0.24	$0.45	$0.43
Return on average assets (annualized)	0.89%	1.04%	0.91%	0.92%
Return on average equity (annualized)	5.13%	7.28%	5.16%	7.20%
Net interest margin (annualized)	3.49%	3.65%	3.49%	3.53%
Efficiency ratio	62.81%	55.67%	61.98%	56.37%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2011
(Dollars in thousands)

	At December 31,	At June 30,
Non-accrual loans:	2011	2011
Real estate loans:
One-to-four family	$10,835	$9,513
Multi-family residential	1,567	1,757
Commercial	1,597	2,252
Other loans:
Automobile	—	—
Home equity	37	—
Other	—	5
Troubled debt restructurings:
One-to-four family	7,552	8,872
Multi-family residential	874	1,332
Commercial	2,655	2,665
Total non-accrual loans	25,117	26,396

Real estate owned and repossessed assets:
Real estate:
One-to-four family	—	828
Multi-family residential	—	—
Commercial	610	—
Other:
Automobile	—	10
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	610	838
Total non-performing assets	$25,727	$27,234

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At December 31, 2011
Real estate loans:
One-to-four family	5	$2,661	17	$5,947	22	$8,608
Multi-family residential	—	—	2	1,567	2	1,567
Commercial	—	—	—	—	—	—
Other loans:
Automobile	2	5	—	—	2	5
Home equity	—	—	—	—	—	—
Other	2	2	—	—	2	2
Total loans	9	$2,668	19	$7,514	28	$10,182

At June 30, 2011
Real estate loans:
One-to-four family	2	$1,043	17	$6,583	19	$7,626
Multi-family residential	1	457	1	1,757	2	2,214
Commercial	—	—	1	637	1	637
Other loans:
Automobile	1	6	—	—	1	6
Home equity	—	—	—	—	—	—
Other	1	3	3	5	4	8
Total loans	5	$1,509	22	$8,982	27	$10,491